EXHIBIT 10.3

March 3, 2023

Stacie Shirley

Dear Stacie,

EWC Corporate, LLC and its affiliates (collectively, “EWC”, “we”, “us” or “our”), operate and support the European Wax Center franchise system. We are very pleased to offer you the position of “Chief Financial Officer” on the following terms and subject to the conditions outlined in this letter:

1.
Position. You will have duties, responsibilities and authorities commensurate with this role and as may reasonably be assigned from time to time. We may provide a more detailed job description on or after your start date. You will initially report to David Berg, Chief Executive Officer, and we anticipate your employment will begin on or around March 27, 2023. This full-time position requires you to devote your full business time to EWC business and therefore, you shall not engage in any activity which conflicts or interferes with the performance of your obligations without our express written consent.

While you will initially be designated as an employee of EWC Corporate, LLC, you will provide services for the benefit of various EWC entities. From time to time, we may require you to submit reports to us to allow us to track work performed and amount of time spent on work for our affiliates. Please also understand that as a franchise system, we support franchise locations and area representatives that are individually owned and operated businesses and therefore, while we do provide training and support, we do not control franchisees, area representatives or their personnel.

2.
Compensation and Bonus. Your annual base pay will initially be $425,000, which amount will be reviewed from time to time by us. As a full-time exempt associate, you are not eligible for overtime pay. Your salary shall be payable in accordance with our standard payroll policies in effect from time to time and will be subject to all applicable withholdings. You will also be eligible for an annual target performance bonus of 50% of your annual salary. The amount of your actual bonus is based upon criteria established by and approvals from EWC’s governing board, your direct and indirect supervisors and as applicable, our compensation committee. Bonuses are typically provided on a calendar year basis and paid in February or March for the preceding year, subject to all applicable withholdings. Bonuses are not earned until the date of payment. Therefore, you must be employed on the date your bonus is awarded and actually paid to be eligible to receive a bonus. For those associates that are bonus eligible, associates that start prior to October 1st are eligible to receive their target bonus for their first calendar year of employment however their bonus potential is pro-rated based on their start date; associates that start with us on or after October 1st are not bonus eligible until the next calendar year that follows their start date.
3.
Equity. As soon as reasonably practicable after your start date, you will be granted Restricted Stock Units (the “RSUs”) and Nonqualified Stock Options (the “Options”) valued at $600,000. The grant value will be equally divided between RSUs and Options. The exact number of units will be determined by the closing price on the first date of employment (the “Date of Grant”). The RSUs shall vest equally over 36 months from the Date of Grant, and the Options shall vest and become exercisable on the third anniversary of the Date of Grant, subject to the Participant’s continued employment or service with the Company through each such date (each such date, a “Vesting Date”). RSUs and Options shall be granted pursuant to, and in accordance with, the terms and conditions of (i) an incentive equity plan and (ii) a grant agreement, we will provide you copies of each of these governing documents separately after your start date.
4.
Benefits. While employed with us, you will be eligible to participate in certain benefit plans in accordance with our policies in effect during your employment.
5.
Location. While EWC does have a Remote-First posture at this point, there is an expectation that direct reports to the CEO will be physically in the office when and as-needed, and for a variety of company purposes including, without limitation, in-person Town Hall meetings, earnings calls, meetings with analysts and investors, and the like. You may also be required to travel from time to time for seminars, business meetings or for other business purposes.
6.
Paid Time Off; Expenses. You are also eligible for 216 hours of Paid Time Off (“PTO”) pursuant to our PTO policies in effect from time to time. PTO is pro-rated based on your start date. We will also reimburse you for reasonable business and related expenses incurred or paid by you in the performance of your duties and responsibilities, subject to the presentation of receipts or other appropriate documentation and in accordance with policies we establish from to time to time.
7.
At-Will Employment; Introductory Period; Change in Control and Severance Policy. Your employment with us will be at-will, which means that your employment is for an indefinite period of time and both you and EWC are free to terminate the employment relationship at any time for any or no reason and for any lawful reason with or without notice.

While we understand that you will be learning a lot about your new position, you are still expected to perform satisfactorily at all times and your performance will be reviewed on an ongoing basis. Even during the introductory employment period, you may be terminated at any time, for any or no reason and for any lawful reason with or without notice. Also, please understand that completion of the introductory employment period does not guarantee continued employment and does not change the at-will nature of the employment relationship.

You will be eligible under our recently adopted Change In Control and Severance Policy, which provides certain benefits upon separation of your employment without cause, for good reason, and under other circumstances. This information will be provided to you in a separate document.

8.
EWC Policies. You will be required to comply with all applicable EWC rules, policies and procedures, as may be set forth in our employment handbooks, policies and procedures made available to you from time to time. Copies of our employment handbooks and these other policies and procedures will be provided separately on or around your start date and are also available upon request. In addition, your employment is contingent upon your execution of our current Confidentiality, Non-Interference and Proprietary Rights Agreement.
9.
No Other Agreements. This offer letter is not meant to constitute a contract of employment for a specific duration or term, it merely sets forth the initial terms of your employment and compensation with us which may change over time, and supersedes any prior representations or agreements, whether written or oral.
10.
Conditions of Employment. In addition to the execution of our current Confidentiality, Non-Interference and Proprietary Rights Agreement, please understand that this offer of employment is specifically also contingent upon (i) verification of your employment eligibility to work in the United States and (ii) completion of a background check and credit check. Our Talent team will provide you with a copy of the “Lists of Acceptable Documents” for the USCIS Form I-9. Please make sure to bring appropriate documentation when you arrive on your first day. The Talent team will contact you separately about our requirements to conduct a background check and credit check and will provide you with all required notices and authorization forms.

Upon your acceptance, subject to the completion of our pre-employment screening requirements, as applicable, we will confirm your actual start date. If you wish to accept this offer of employment, please sign below and return this offer letter to the Talent team by e-mail at aura.debiase@myewc.com. Unless otherwise withdrawn, this offer is open for you to accept until March 6, 2023, at which time it will be deemed to be withdrawn. If you have any questions about the above details, please don’t hesitate to call me.

We look forward to having you join the European Wax Center team.

Sincerely,

EWC Corporate, LLC

By:

Gavin O’Connor, Chief Legal Officer, Chief Human Resources Officer and Corporate Secretary

By signing below, I accept employment with EWC upon the terms and conditions set forth above and agree that I am not relying on any prior statements or representations not contained within this offer letter. I also represent, warrant and covenant to EWC that I have read this offer letter and the form of Confidentiality, Non-Interference and Proprietary Rights Agreement in their entirety, that I fully understand all of their terms and their significance, that I have signed voluntarily and of my own free will, and that I am not bound, nor will I become bound, by any covenant, contract, agreement or other obligation that conflicts with, or may or does prevent me in any manner from performing my duties while employed with EWC.

In accepting this offer of employment, I also certify my understanding that my employment with EWC will be on an at-will basis; that this letter is not a contract, express or implied; and that this letter does guarantee employment for any specific duration.

		Print Name:	Stacie Shirley____________________
Date:	March 3, 2023	Signature:	/s/ STACIE SHIRLEY